Exhibit 10.5

August 6, 2012

Dear Bozena,

Your operational responsibilities and position as Vice President, Drug Development hereby cease. This offer letter revises the terms and conditions of your employment with PolyMedix, effective on your acceptance of this agreement.  This offer amends and restates, and supersedes and replaces in all respects, the offer of employment effective November 12, 2007.

The principle elements of your offer are as follows:

1.
Commencement Date:  The responsibilities assigned to you will be effective August 6, 2012.  Your previous hire date of November 12, 2007, will remain your hire date and applicable to all policies and programs using a date of hire for the calculation of benefits.

2.
Duties and Responsibilities: Your position and responsibilities henceforth will be Vice President, Development, reporting to me, President & C.E.O. You shall perform such duties as are consistent with your position as may be assigned to you. Your initial responsibilities and tasks and will be the completion of the development and business plan for delparantag (PMX-60056) working with and under the guidance of Dawn Eringis, Vice President Commercialization & Scientific Affairs.

You agree to use your best efforts to perform such duties faithfully, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company.  In the future, as PolyMedix and its organizational structure may evolve, your reporting relationships may change as may your job responsibilities, and PolyMedix reserves the right to change your reporting relationships and job duties at its sole discretion.

3.
Term. The initial term of this position is expected to be six (6) months, through January 31, 2013. If your position is terminated for reasons other than Cause prior to that date, your compensation will continue through that date. After that date, your position and employment will continue at will and upon the mutual agreement of both you and PolyMedix.

“Cause” means a finding by the Company that (i) you have committed any act of willful misconduct, including fraud, in connection with your employment with the Company; (ii) you materially breach any provision of this Letter Agreement or the Confidentiality and Inventorship Agreement; (iii) you fail, refuse or neglect (other than by reason of a physical or mental impairment) to timely perform any material duty or obligation under this Letter Agreement, or are insubordinate or fail to comply with any lawful directive of the President & C.E.O.; (iv) you violate any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), applicable to the Company or its affiliates or any material general policy of the Company or its affiliates; (v) you commit an act involving moral turpitude, dishonesty, fraud or breach of the Company’s Code of Professional Ethics or Operating Guidelines in the course of your employment with the Company; or (vi) you commit a crime that constitutes a felony.

4.
Compensation.   Upon effectiveness of this letter agreement, your annual base salary compensation will remain at its current level of $310,000 paid monthly. Your compensation, in the Company’s sole discretion, may be changed based on your and the Company’s performance.

5.	Stock Options. Your stock option will continue to vest in accordance with the previously issued stock option agreements.

6.	Bonus. You may be eligible for a cash bonus. Cash bonuses will be awarded, in the Company’s sole discretion, based on the Company’s assessment of your and the Company’s performance.

7.	Benefits. You will be provided with such retirement benefits, fringe benefits and insurance coverages as are made available to employees of the Company generally.

8.
Time Away From Work.  You will continue to be eligible for all PolyMedix programs addressing time away from work including holidays, days of paid vacation, personal days and leaves of absence.  Vacation is prorated in the years of hire and termination.

9.
Termination. Your employment relationship with PolyMedix is at will. You will be free to resign from the Company at any time, and the Company will be free to terminate your employment at any time for any lawful reason, subject to clause (3) above.  Upon any such termination or resignation, you will be entitled to any amounts earned and payable but not yet paid.

In addition, if there is a “Change in Control” of PolyMedix, and subsequent to any such Change in Control event and consistent with the Company’s Change in Control Severance Plan, if the Company terminates your employment other than by reason of your “disability”, then, in lieu of any other severance benefits otherwise payable under any Company policy, or any other damages payable in connection with such termination, you will be entitled to (i) full vesting of stock options awards previously granted to you, (ii) continued cash payments equal to your base salary cash payments equal to 12 months of compensation. Your right to such payments, vesting and/or grants and benefits pursuant to the preceding sentence shall be conditional upon your execution of a customary release of all claims against the Company and its affiliates and representatives in a form satisfactory to the Company.  You acknowledge that if your employment terminates (i) by reason of your death, (ii) by the Company on account of your “disability”, (iii) by the Company at its discretion for any reason other than under conditions of a Change in Control or your “disability”, you will not be entitled to such payments, vesting and/or grants.  For purposes of this paragraph 8,

“Disability” means a finding by the Company that you have been unable to perform your job functions by reason of a physical or mental impairment for a period of 90 consecutive days or any 90 days within a period of 180 consecutive days; and

  “Change of Control” shall be deemed to have occurred if (I) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) (other than persons who are stockholders on the effective date of the Plan) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a stockholder, and as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or (II) The consummation of (a) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (b) a sale or other disposition of all or substantially all of the assets of the Company, or (c) a liquidation or dissolution of the Company.

10.	Change in Control. PolyMedix has established a Change of Control Severance Plan. Your rights to the provisions of the plan are protected under ERISA.

11.	Confidential Information. You have previously signed confidentiality and inventorship agreements, dated November 12, 2007. These agreements are incorporated by reference and shall remain in force.

12.
Future Cooperation.  You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates arising out of events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, regulatory,  judicial, legislative, or other body or agency. You will be entitled to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

13.
Withholding.  The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law, and may condition the grant, vesting or exercise of any stock-based award on your making arrangements satisfactory to the Company to enable it to satisfy any withholding obligation arising in connection with such grant, vesting or exercise.

14.
Governing Law; Forum Selection.  The terms of this letter agreement, and any action arising hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

15.
Waiver.  This letter agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Company.  The failure of either party to enforce any of the provisions of this letter agreement shall in no way be construed to be a waiver of any such provision.  No waiver of any breach of this letter agreement shall be held to be a waiver of any other or subsequent breach.

16.
Entire Agreement; No Conflicts.  This letter agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the terms and conditions of your employment.  This letter agreement expressly supersedes your offer of employment dated November 5, 2007.

17.
Counterparts.  This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

Please indicate your acceptance of this amended and restated offer of employment on the terms and conditions outlined above by signing and returning to us one copy of this letter.

Sincerely yours,

s/ Nicholas Landekic
Nicholas Landekic
President & C.E.O.

AGREED TO AND ACCEPTED BY:

s/ Bozena Korczak                                                                           Date: August 6, 2012
Bozena Korczak